                         -------------------------------

                           PURCHASE AND SALE AGREEMENT

                         -------------------------------

                                 By and Between

                       AMERICAN NATURAL OFFSHORE COMPANY,
                      TEXAS OFFSHORE PIPELINE SYSTEM, INC.,
                    UNITEX OFFSHORE TRANSMISSION COMPANY, and
                        ANR WESTERN GULF HOLDINGS, L.L.C.
                                    (Sellers)

                                       and

                    EL PASO ENERGY PARTNERS DEEPWATER, L.L.C.
                                     (Buyer)

                                   ----------

                           Covering the Acquisition of

                            A 50% MEMBERSHIP INTEREST
                              (Deepwater Interest)

                                       IN

                           DEEPWATER HOLDINGS, L.L.C.
                                   (Deepwater)

                                   ----------

                  Relating to the Acquisition of an Interest in

                           DEEPWATER HOLDINGS, L.L.C.
                          WESTERN GULF HOLDINGS, L.L.C.
                    EAST BREAKS GATHERING COMPANY, L.L.C. and
                       HIGH ISLAND OFFSHORE SYSTEM, L.L.C.
                              (Acquired Companies)

                                   ----------

                               September 27, 2001

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
1.       Definitions..............................................................................................2

2.       Purchase and Sale........................................................................................8
         (a)   Sale of Deepwater Interest.........................................................................8
         (b)   Purchase Price.....................................................................................8
         (c)   The Closing........................................................................................8
         (d)   Deliveries at the Closing..........................................................................9
         (e)   Proposed Closing Statement and Post-Closing Adjustment.............................................9

3.       Representations and Warranties Concerning the Transaction...............................................10
         (a)   Representations and Warranties of Sellers.........................................................10
         (b)   Representations and Warranties of the Buyer.......................................................11

4.       Representations and Warranties Concerning the Acquired Companies........................................13
         (a)   Organization, Qualification, and Company Power....................................................13
         (b)   Noncontravention..................................................................................13
         (c)   Title to and Condition of Assets..................................................................13
         (d)   Material Change...................................................................................14
         (e)   Legal Compliance..................................................................................15
         (f)   Tax Matters.......................................................................................16
         (g)   Contracts and Commitments.........................................................................16
         (h)   Litigation........................................................................................16
         (i)   Environmental Matters.............................................................................16
         (j)   Preferential Purchase Rights......................................................................18
         (k)   Financial Statements..............................................................................18
         (l)   Employee Matters..................................................................................18
         (m)   Prohibited Events.................................................................................19
         (n)   Disclaimer of Representations and Warranties Concerning Personal Property, Equipment, and
               Fixtures..........................................................................................19

5.       Pre-Closing Covenants...................................................................................19
         (a)   General...........................................................................................19
         (b)   Notices and Consents..............................................................................19
         (c)   Operation of Business.............................................................................19
         (d)   Intercompany Transactions.........................................................................21
         (e)   Deepwater Loan Obligations........................................................................21
         (f)   Full Access.......................................................................................21

6.       Post-Closing Covenants..................................................................................21
         (a)   General...........................................................................................21
         (b)   Litigation Support................................................................................21

         (c)   Surety Bonds; Guarantees..........................................................................21
         (d)   Delivery and Retention of Records.................................................................22

7.       Conditions to Obligation to Close.......................................................................22
         (a)   Conditions to Obligation of the Buyer.............................................................22
         (b)   Conditions to Obligation of the Sellers...........................................................23

8.       Remedies for Breaches of this Agreement.................................................................24
         (a)   Survival of Representations and Warranties........................................................24
         (b)   Indemnification Provisions for Benefit of the Buyer...............................................24
         (c)   Indemnification Provisions for Benefit of the Sellers.............................................26
         (d)   Matters Involving Third Parties...................................................................27
         (e)   Determination of Amount of Adverse Consequences...................................................27
         (f)   Tax Treatment of Indemnity Payments...............................................................28
         (g)   Joint and Several Liability.......................................................................28

9.       Tax Matters.............................................................................................28
         (a)   Post-Closing Tax Returns..........................................................................28
         (b)   Pre-Closing Tax Returns...........................................................................28
         (c)   Straddle Periods..................................................................................28
         (d)   Straddle Returns..................................................................................28
         (e)   Claims for Refund.................................................................................29
         (f)   Indemnification...................................................................................29
         (g)   Cooperation on Tax Matters........................................................................29
         (h)   Certain Taxes.....................................................................................30
         (i)   Confidentiality...................................................................................30
         (j)   Audits............................................................................................30
         (k)   Control of Proceedings............................................................................30
         (l)   Powers of Attorney................................................................................30
         (m)   Remittance of Refunds.............................................................................31
         (n)   Purchase Price Allocation.........................................................................31
         (o)   Closing Tax Certificate...........................................................................31
         (p)   Like Kind Exchanges...............................................................................31

10.      Termination.............................................................................................31
         (a)   Termination of Agreement..........................................................................31
         (b)   Effect of Termination.............................................................................32

11.      Miscellaneous...........................................................................................32
         (a)   Press Releases and Public Announcements...........................................................32
         (b)   Insurance.........................................................................................33
         (c)   No Third Party Beneficiaries......................................................................33
         (d)   Succession and Assignment.........................................................................33
         (e)   Counterparts......................................................................................33
         (f)   Headings..........................................................................................33
         (g)   Notices...........................................................................................33

         (h)   Governing Law.....................................................................................34
         (i)   Amendments and Waivers............................................................................34
         (j)   Severability......................................................................................34
         (k)   Transaction Expenses..............................................................................34
         (l)   Construction......................................................................................34
         (m)   Incorporation of Exhibits and Schedules...........................................................35
         (n)   Entire Agreement..................................................................................35
         (o)   Nature of Obligations.............................................................................35


                             EXHIBITS AND SCHEDULES

Exhibit A: Form of Assignment
Exhibit B: Form of ANR Sponsor Agreement
Exhibit C: Form of Partnership Sponsor Agreement
Exhibit D: Principal Tangible Assets

Schedule 1(a):             Subject Insurance Policies
Schedule 3(a)(ii):         Consents (Sellers)
Schedule 3(a)(iii):        Noncontravention (Sellers)
Schedule 3(b)(ii):         Consents (Buyers)
Schedule 3(b)(iii):        Noncontravention (Buyer)
Schedule 4(b):             Noncontravention (Acquired Companies)
Schedule 4(c)(i):          Encumbrances
Schedule 4(c)(ii):         Condition of Subject Assets
Schedule 4(d):             Material Changes
Schedule 4(f):             Tax Matters
Schedule 4(g):             Acquired Company Contracts
Schedule 4(h):             Litigation
Schedule 4(i):             Environmental Matters
Schedule 4(i)(ii):         Environmental Permits
Schedule 4(j):             Preferential Purchase Rights
Schedule 4(k):             Financial Statements
Schedule 5(c):             Operation of Business
Schedule 6(c):             Surety Bonds

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of September 27, 2001 is by and among American Natural Offshore Company, a Delaware corporation ("American Offshore"), Texas Offshore Pipeline System, Inc., a Delaware corporation ("TOPSI"), Unitex Offshore Transmission Company, a Delaware corporation ("Unitex"), ANR Western Gulf Holdings, L.L.C., a Delaware limited liability company ("ANR LLC" and together with American Offshore, TOPSI and Unitex, the "Sellers"), and El Paso Energy Partners Deepwater, L.L.C., a Delaware limited liability company (the "Buyer"). The Sellers and the Buyer are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, El Paso Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), and ANR Pipeline Company, a Delaware corporation ("ANR"), each beneficially owns 50% of the issued and outstanding equity interest in Deepwater Holdings, L.L.C., a Delaware limited liability company ("Deepwater"), which beneficially owns 100% of the equity interest in Western Gulf Holdings, L.L.C., a Delaware limited liability company ("Western Gulf"), East Breaks Gathering Company, L.L.C., a Delaware limited liability company ("East Breaks"), and High Island Offshore System, L.L.C., a Delaware limited liability company ("HIOS");

         WHEREAS, the Partnership desires to acquire, and ANR desires to dispose of, ANR's beneficial 50% interest in Deepwater and each of its subsidiaries (such subsidiaries collectively with Deepwater, the "Acquired Companies"), such subsidiaries being East Breaks, HIOS and Western Gulf;

         WHEREAS, the Partnership owns its beneficial 50% interest in the Acquired Companies through the Buyer, which is a wholly-owned subsidiary of the Partnership and a record holder of 50% of the equity interest of Deepwater;

         WHEREAS, ANR owns its beneficial 50% interest in the Acquired Companies through the Sellers, each of which is a wholly-owned (direct or indirect) subsidiary of ANR and a record holder of the equity interest in Deepwater indicated below:

                 American Offshore...........................14.819%

                 ANR LLC.....................................17.645%

                 TOPSI.......................................14.819%

                 Unitex.....................................02.7170%

         WHEREAS, this Agreement contemplates a transaction in which the Buyer shall purchase, and the Sellers shall sell, all of the equity interest in Deepwater that is not owned of record by the Buyer, which shall result in the Buyer owning (of record) all of the equity interest in Deepwater and owning (beneficially) all of the equity interest in the other Acquired Companies, in return for the consideration specified herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1. Definitions.

         "Acquired Companies" has the meaning set forth in the Recitals.

         "Acquired Company Contracts" has the meaning set forth in Section 4(g).

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, but excluding punitive (except as provided in Section 8), exemplary, special or consequential damages.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act; provided, however, that (i) with respect to the Buyer, the term "Affiliate" shall exclude each member of the El Paso Group, (ii) with respect to the Seller, the term "Affiliate" shall exclude each member of the Partnership Group, and (iii) the Acquired Companies shall be deemed to be Affiliates (x) prior to the Closing, of none of the Parties and (y) on and after the Closing, of the Buyer.

         "Agreement" has the meaning set forth in the preface.

         "ANR" has the meaning set forth in the Recitals.

         "ANR Sponsor Agreement" means the sponsor agreement and performance guaranty in the form of Exhibit B.

         "Assignment" means the assignment of the Deepwater Interest in the form of Exhibit A.

         "Audited Financial Statements" has the meaning set forth in Section
4(k).

         "Best Efforts" means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence shall be required if it would have a material adverse effect on such Person.

         "Buyer" has the meaning set forth in the preface.

         "Buyer Indemnitees" means, collectively, the Buyer and its Affiliates and its and their officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents and representatives to the extent acting in such capacity.

         "Closing" has the meaning set forth in Section 2(c).

         "Closing Date" has the meaning set forth in Section 2(c).

         "Closing Statement" has the meaning set forth in Section 2(e)(i).

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor Law.

         "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

         "Deepwater" has the meaning set forth in the Recitals.

         "Deepwater Interest" means a 50.0% (record and beneficial) Equity Interest in Deepwater.

         "Deepwater Loan Documents" means (i) the Amended and Restated Credit Agreement dated as of September 30, 1999 by and among Deepwater and The Chase Manhattan Bank, individually and as Administrative Agent, First Union National Bank, individually and as Syndication Agent, Credit Lyonnais, individually and as Documentation Agent, and each of the other lenders party thereto; (ii) the Amended and Restated Guarantee and Collateral Agreement dated as of September 30, 1999, made by Deepwater, Western Gulf, East Breaks, and West Cameron Dehydration Company, L.L.C. in favor of The Chase Manhattan Bank, as Administrative Agent for the lenders party to the credit agreement described in
(i); (iii) the Amended and Restated Sponsor Agreement made by the Partnership in favor of The Chase Manhattan Bank; (iv) the Amended and Restated Sponsor Agreement made by ANR Pipeline Company in favor of The Chase Manhattan Bank; and
(v) any other documents and instruments executed in connection with those described in (i) - (iv), as each document in (i) - (v) are amended, restated, supplemented or otherwise modified from time to time.

         "East Breaks" has the meaning set forth in the Recitals.

         "El Paso" means El Paso Corporation, a Delaware corporation.

         "El Paso Group" means, other than members of the Partnership Group, El Paso and each of its Subsidiaries and other Affiliates.

         "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, security interest or defect in title.

         "Environmental Law" or "Environmental Laws" has the meaning set forth in Section 4(i).

         "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

         "Exchange Agreement" has the meaning set forth in Section 9(p).

         "Financial Statements" has the meaning set forth in Section 4(k).

         "FTC" has the meaning set forth in Section 3(a)(ii).

         "GAAP" means generally accepted accounting principles in the United States.

         "General Partner" means El Paso Energy Partners Company, a Delaware corporation and the general partner of the Partnership.

         "Governmental Authority" means the United States or any agency thereof and any state, county, city or other political subdivision, agency, court or instrumentality.

         "Hazardous Substances" means all materials, substances, chemicals, gas and wastes which are regulated under any Environmental Law or which may form the basis for liability under any Environmental Law.

         "HIOS" has the meaning set forth in the Recitals.

         "Indebtedness" means, to the extent not classified as a current liability on the Purchase Price Adjustment Date, on a consolidated basis, all Obligations of the applicable Person to other Persons for (a) borrowed money,
(b) any capital lease Obligation, (c) any Obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit, (d) any guarantee with respect to indebtedness (of the kind otherwise described in this definition) of any Person, and (e) any liability, indebtedness or other Obligation of any Acquired Company.

         "Indemnified Party" has the meaning set forth in Section 8(d).

         "Indemnifying Party" has the meaning set forth in Section 8(d).

         "Interim Financial Statements" has the meaning set forth in Section
4(k).

         "Knowledge": an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is consciously aware of such fact or other matter at the time of determination. A Person other than an individual will be deemed to have "Knowledge" of a particular fact or other matter if (i) any individual who is serving as a director, executive officer, partner, member, executor, or trustee of such Person (or in any similar capacity) or (ii) any employee (or natural person serving in a similar capacity) who is charged with the ultimate responsibility for a particular area of the Acquired Companies' operations (e.g., the manager of the environmental section with respect to knowledge of environmental matters), at the time of determination had, Knowledge of such fact or other matter.

         "Laws" means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

         "Legal Right" means the legal authority and right (without risk of liability, criminal, civil or otherwise), such that the contemplated conduct would not, to the extent arising from, related to or in any way connected with any Acquired Company, including any Organizational Documents thereof or contracts, agreements or arrangements related thereto, constitute a violation, termination or breach of, or require any payment or termination under, any contract or agreement, applicable Law, fiduciary, quasi-fiduciary or similar duty or any other obligation of or by any Acquired Company.

         "Material Adverse Effect" means any change or effect relating to the Deepwater Interest, or the businesses, operations (financial or otherwise) and properties of the Acquired Companies taken as a whole, that, individually or in the aggregate with other changes or effects, materially adversely effects the value of the Deepwater Interest, provided that in determining whether a Material Adverse Effect has occurred, changes or effects relating to (i) the natural gas pipeline industry generally (including, but not limited to, the price of natural gas and the costs associated with the drilling and/or production of natural gas), (ii) United States or global economic conditions or financial markets in general, or (iii) the transactions contemplated by this Agreement, shall not be considered.

         "Obligations" means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

         "Ordinary Course of Business" means the ordinary course of business consistent with the applicable Person's past custom and practice (including with respect to quantity and frequency).

         "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

         "Partnership" has the meaning set forth in the Recitals.

         "Partnership Group" means (i) the General Partner, (ii) the Partnership, (iii) each Affiliate of the Partnership in which the Partnership owns (directly or indirectly) an Equity Interest and (iv) each natural person that is an Affiliate of the Partnership or the General Partner solely because of such person's position as an officer, director or other representative of any Person described in (i) - (iii) above, but only to the extent that such natural person is an officer, director or representative of such Person.

         "Partnership Sponsor Agreement" means the sponsor agreement and performance guaranty in the form of Exhibit C.

         "Party" and "Parties" have the meanings set forth in the preface.

         "Permitted Encumbrances" means any of the following: (i) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business, provided that adequate reserve accounts have been established in accordance with GAAP; (ii) mechanic's, materialmen's, and similar liens; (iii) any liens or other Encumbrances created pursuant to operating, farmout, construction, operation and maintenance, space lease or similar agreements or the Organizational Documents of any of the Acquired Companies; and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto as it is currently being used or materially interfere with the ordinary conduct of the business.

         "Person" means an individual or entity, including, without limitation, any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

         "Post-Closing Tax Period" means any Tax period beginning after the Closing Date.

         "Post-Closing Tax Return" means any Tax Return that is required to be filed for any of the Acquired Companies with respect to a Post-Closing Tax Period.

         "Pre-Closing Tax Period" means any Tax periods or portions thereof ending on or before the Closing Date.

         "Pre-Closing Tax Return" means any Tax Return that is required to be filed for any Acquired Companies with respect to a Pre-Closing Tax Period.

         "Prime Rate" means the Prime Rate reported in the Wall Street Journal at the time such rate must be determined under the terms of this Agreement.

         "Proposed Closing Statement" has the meaning set forth in Section 2(e)(i).

         "Purchase Price" means $85,000,000 plus (i) the amount, if any, by which the total of the Purchase Price Increases exceeds the total of the Purchase Price Decreases, or minus (ii) the amount, if any, by which the total of the Purchase Price Decreases exceeds the total of the Purchase Price Increases.

         "Purchase Price Adjustment Date" means immediately after the close of business on August 31, 2001.

         "Purchase Price Decreases" means the following: (i) 50% of the amount, if any, of negative consolidated working capital of the Acquired Companies as of the Purchase Price Adjustment Date, as determined and calculated in accordance with GAAP; (ii) 50% of the amount, if any, of all of the consolidated Indebtedness of the Acquired Companies as of the Purchase Price Adjustment Date;
(iii) 100% of the amount, if any, of all dividends and/or distributions made by Deepwater to the Sellers between the Purchase Price Adjustment Date and the Closing Date; and (iv) 50% of the amount, if negative, of the UTOS Disposition Adjustment.

         "Purchase Price Increases" means (i) 50% of the amount, if any, of positive consolidated working capital of the Acquired Companies as of the Purchase Price Adjustment Date, as determined and calculated in accordance with GAAP, and (ii) 50% of the amount, if positive, of the UTOS Disposition Adjustment.

         "Records" has the meaning set forth in Section 6(d).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Sellers" has the meaning set forth in the preface.

         "Seller Indemnitees" means, collectively, the Sellers and their Affiliates and each of their respective officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents, and representatives.

         "Straddle Period" means a Tax period or year commencing before and ending after the Closing Date.

         "Straddle Return" means a Tax Return for a Straddle Period.

         "Subject Assets" means the assets and other interests reflected in the books and records of the Acquired Companies, including the record Equity Interests in Deepwater's Subsidiaries, the natural gas gathering system and related facilities commonly known as the East Breaks Gathering System and the natural gas transmission system and related facilities commonly known as the High Island Offshore System. Exhibit D contains a summary description of the principal tangible assets included in the Subject Assets.

         "Subject Insurance Policies" means those material policies of insurance, the current policies of which are listed on Schedule 1(a), which the Seller or any of its Affiliates maintain covering any Acquired Company with respect to its assets and operations.

         "Subsidiary" means, with respect to any relevant Person, any other Person that is controlled (directly or indirectly) and more than 50%-owned (directly or indirectly) by the relevant Person. For purposes of this definition, the term "control" means the ability to direct the management or policies of such Person by ownership of voting interest, contract or otherwise.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Records" means all Tax Returns and Tax-related work papers relating to any Acquired Company.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8(d).

         "UTOS Disposition Adjustment" means, to the extent not reflected in the net consolidated working capital of the Acquired Companies on the Purchase Price Adjustment Date, the net consolidated effect to the Acquired Companies of (i) any post-closing purchase price adjustments for the disposition of U-T Offshore System, L.L.C. pursuant to the Purchase and Sale Agreement dated December 22, 2000 between Deepwater and Mid Louisiana Gas Transmission Company and (ii) any other accounting adjustments related thereto.

         "Western Gulf" has the meaning set forth in the Recitals.

         2. Purchase and Sale.

                  (a) Sale of Deepwater Interest. Subject to the terms and conditions of this Agreement, the Sellers agree to sell to the Buyer (or its designee), and the Buyer agrees to purchase from the Sellers, the Deepwater Interest, free and clear of any Encumbrances.

                  (b) Purchase Price. In consideration for the sale of the Deepwater Interest, the Buyer agrees to pay the Purchase Price to the Sellers by wire transfer of immediately available funds. All payment(s) with respect to the Purchase Price due hereunder from the Buyer will be paid by the Buyer to TOPSI, for the benefit of all of the Sellers, and the Sellers shall be responsible for allocating and distributing such payment(s) among themselves. As provided below, the Buyer shall pay the estimated Purchase Price on the Closing Date, subject to adjustment.

                  (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Sellers, commencing at 10:00 a.m., local time, on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions each Party shall take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

                  (d) Deliveries at the Closing. At the Closing, (i) the Sellers shall deliver to the Buyer the various certificates, instruments, and documents referred to in Sections 7(a) and 9(o), (ii) the Buyer shall deliver to the Sellers the various certificates, instruments, and documents referred to in
Section 7(b), (iii) the Sellers shall execute and deliver to the Buyer the Assignment, one or more certificate(s) representing the Deepwater Interest, and evidence that (x) Deepwater owns Western Gulf and (y) Western Gulf owns East Breaks and HIOS, (iv) the Buyer shall execute and deliver to the Sellers the Assignment, (v) the Sellers shall cause ANR to execute and deliver to the Buyer the ANR Sponsor Agreement; (vi) the Buyer shall cause the Partnership to execute and deliver to the Sellers the Partnership Sponsor Agreement; and (vii) the Buyer shall deliver to the Sellers (as described above) the estimated Purchase Price as set forth on the Proposed Closing Statement.

                  (e) Proposed Closing Statement and Post-Closing Adjustment.

                           (i) At least three business days prior to the Closing
                  Date, the Sellers shall cause to be prepared and delivered to the Buyer a statement (the "Proposed Closing Statement"), as prepared and determined in accordance with GAAP to the extent applicable, setting forth Sellers' good faith estimate, including reasonable detail, of the Purchase Price. As soon as practicable, but in any event no later than 60 days following the Closing Date, Sellers shall cause to be prepared and delivered to the Buyer a statement, including reasonable detail, of the actual Purchase Price (such statement, as it may be adjusted pursuant to Section 2(e)(ii), the "Closing Statement").

                           (ii) Upon receipt of the Closing Statement, the Buyer
                  and the Buyer's independent accountants shall be permitted during the succeeding 30-day period to examine the work papers used or generated in connection with the preparation of the Closing Statement and such other documents as the Buyer may reasonably request in connection with its review of the Closing Statement. Within 30 days of receipt of the Closing Statement, the Buyer shall deliver to the Sellers a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Closing Statement. If the Buyer does not raise objections within such period, then, except with respect to any UTOS Disposition Adjustment, the Closing Statement shall become final and binding upon all Parties at the end of such period. If the Buyer raises objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item within 60 days after the Buyer's receipt of the Closing Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item within 30 days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Closing Statement shall become final and binding upon the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by Sellers. Notwithstanding the finalization or resolution of the Closing Statement, if the UTOS Disposition Adjustment changes after such finalization or resolution, the Parties shall adjust the Purchase Price for, and make appropriate payment in connection with, any such changes to the UTOS Disposition Adjustment as soon as practicable thereafter.

                           (iii) If the Purchase Price as set forth on the
                  Closing Statement exceeds the estimated Purchase Price as set forth on the Proposed Closing Statement, the Buyer shall pay TOPSI, for the benefit of the Sellers, the amount of such excess (such amount which the Sellers shall share and allocate among themselves). If the estimated Purchase Price as set forth on the Proposed Closing Statement exceeds the Purchase Price as set forth on the Closing Statement, the Sellers shall pay to the Buyer (or its designee) the amount of such excess. After giving effect to the foregoing adjustments, any amount to be paid by the Buyer to the Sellers, or to be paid by the Sellers to the Buyer, as the case may be, shall be paid in the manner and with interest as provided in Section 2(e)(iv) at a mutually convenient time and place within five business days after the later of acceptance of the Closing Statement or the resolution of the Buyer's objections thereto pursuant to
                  Section 2(e)(ii).

                           (iv) Any payments pursuant to this Section 2(e) shall
                  be made by causing such payments to be credited in immediately available funds to such account or accounts of the Buyer or the Sellers, as the case may be, as may be designated by the buyer or the Sellers, as the case may be. If payment is being made after the fifth business day referred to in Section 2(e)(iii), the amount of the payment to be made pursuant to this Section 2(e) shall bear interest from and including such fifth business day to, but excluding, the date of payment at a rate per annum equal to the Prime Rate plus 2%. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

                           (v) The Buyer shall cooperate in the preparation of
                  the Closing Statement, including providing customary certifications to the Sellers, and, if requested, to the Sellers' independent accountants or the accounting firm selected by mutual agreement of the Parties pursuant to
                  Section 2(e)(ii).

                           (vi) Except as set forth in Section 2(e)(ii), each
                  Party shall bear its own expenses incurred in connection with the preparation and review of the Closing Statement.

         3. Representations and Warranties Concerning the Transaction.

                  (a) Representations and Warranties of Sellers. Each Seller hereby represents and warrants to the Buyer with as to itself as follows:

                           (i) Organization and Good Standing. Each Seller is an
                  entity duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Each Seller is in good standing under the Laws of the state of Texas and each other jurisdiction which requires such qualification.

                           (ii) Authorization of Transaction. Each Seller has
                  full power and authority (including full company power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable against such Seller in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3(a)(ii), the Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement, except for the prior approval of the Federal Trade Commission ("FTC"), if applicable.

                           (iii) Noncontravention. Except for prior approval of
                  the FTC (if applicable) and filings specified in Schedule 3(a)(ii) or as set forth in Schedule 3(a)(iii), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any Seller is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which it is bound or to which any of its assets are subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement.

                           (iv) Brokers' Fees. The Sellers have no liability or
                  obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (b) Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Sellers as to itself as follows:

                           (i) Organization of the Buyer. The Buyer is a limited
                  liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware. The Buyer is in good standing under the Laws of the state of Texas and each other jurisdiction which requires such qualification.

                           (ii) Authorization of Transaction. The Buyer has full
                  power and authority (including full company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3(b)(ii), the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement, except for the prior approval of the FTC, if applicable.

                           (iii) Noncontravention. Except for the prior approval
                  of the FTC (if applicable) and filings specified in Schedule 3(b)(ii) or as set forth in Schedule 3(b)(iii), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

                           (iv) Brokers' Fees. The Buyer has no liability or
                  obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                           (v) Investment. The Buyer is not acquiring the
                  Deepwater Interest (or the Equity Interest in any Acquired Company) with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. The Buyer is familiar with investments of the nature of the Deepwater Interest, understands that this investment involves substantial risks, has adequately investigated Deepwater, the Deepwater Interest and the Acquired Companies, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Deepwater Interest, and is able to bear the economic risks of such investment. The Buyer has had the opportunity to visit with the Sellers and the Acquired Companies and meet with their representative officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Acquired Companies, has received all materials, documents and other information that Buyer deems necessary or advisable to evaluate the Deepwater Interest and the Acquired Companies, and has made its own independent examination, investigation, analysis and evaluation of the Acquired Companies, including its own estimate of the value of the Deepwater Interest. The Buyer has undertaken such due diligence (including a review of the assets, properties, liabilities, books, records and contracts of the Acquired Companies) as the Buyer deems adequate.

         4. Representations and Warranties Concerning the Acquired Companies. Each Seller hereby represents and warrants to the Buyer as to itself as follows:

                  (a) Organization, Qualification, and Company Power. (x) Each Acquired Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware; (y) is in good standing under the Laws of the state of Texas and each other jurisdiction which requires qualification, except where the lack of such qualification would not have a Material Adverse Effect; and (z) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

                  (b) Noncontravention. Except for the need to obtain prior approval of the FTC or as set forth in Schedule 4(b), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any Acquired Company (or any of the Subject Assets) is subject or any provision of any Acquired Company's Organizational Documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation, or result in the imposition of any Encumbrance on any of the Subject Assets, under any agreement, contract, lease, license, instrument, or other arrangement to which any Acquired Company (or any of the Subject Assets) is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or would not materially adversely affect the ability of any Seller to consummate the transactions contemplated by this Agreement.

                  (c) Title to and Condition of Assets.

                           (i) The Acquired Companies have good, marketable and
                  indefeasible title to all of the Subject Assets, free and clear of all Encumbrances, except for (a) Permitted Encumbrances and (b) Encumbrances disclosed in Schedule 4(c)(i). The Subject Assets are all of the assets and interests of the Acquired Companies, the operations of which are reflected in the Financial Statements.

                           (ii) To the Sellers' Knowledge, except as disclosed
                  in Schedule 4(c)(ii), the Subject Assets are in good operating condition and repair (normal wear and tear excepted), are free from defects (patent and latent), are suitable for the purposes for which they are currently used and are not in need of maintenance or repairs except for ordinary routine maintenance and repairs.

                           (iii) Capitalization of Deepwater. The Sellers own
                  (beneficially and of record) 100% of the Deepwater Interest, which interests are denominated below:

                                                In Deepwater:
                           American Offshore    14.819%    Equity Interest
                           TOPSI                14.819%    Equity Interest
                           Unitex                2.717%    Equity Interest
                           ANR LLC              17.645%    Equity Interest
                                                ------

                           Total                50.000%    Equity Interest
                                                ======

                  The Deepwater Interest constitutes 50% of the issued and outstanding Equity Interest of Deepwater and has been duly authorized, and is validly issued and fully paid and non-assessable. Except to the extent created under the Securities Act, state securities Laws, limited liability company Laws and general corporation Laws of Deepwater's jurisdiction of formation, and as created by Deepwater's Organizational Documents, (x) the Deepwater Interest is held as set forth above, free and clear of any Encumbrances and (y) there are no Commitments with respect to any Equity Interest of Deepwater. No Seller is party to any voting trusts, proxies, or other agreements or understandings with respect to voting any Equity Interest of Deepwater.

                           (iv) Acquired Company Capitalization. Deepwater does
                  not own an Equity Interest in any Person other than Western Gulf, East Breaks and HIOS. Deepwater owns 100% of the Equity Interests of Western Gulf. Western Gulf does not own an Equity Interest in any Person other than East Breaks and HIOS. Western Gulf owns 100% of the Equity Interests of East Breaks and HIOS. Neither East Breaks nor HIOS owns an Equity Interest in any Person. There are no Commitments with respect to an Equity Interest in any Acquired Company.

                  (d) Material Change. Except as set forth in Schedule 4(d), since December 31, 2000:

                           (i) there has not been any Material Adverse Effect;

                           (ii) the Subject Assets have been operated and
                  maintained in the Ordinary Course of Business;

                           (iii) to the Sellers' Knowledge, there has not been
                  any material damage, destruction or loss to any material portion of the Subject Assets, whether or not covered by insurance;

                           (iv) there has been no purchase, sale or lease of any
                  material asset included in the Subject Assets;

                           (v) there has been no actual, pending, or to the
                  Sellers' Knowledge, threatened change affecting any of the Subject Assets with any customers, licensors, suppliers, distributors or sales representatives of any Acquired Company, except for changes that do not have a Material Adverse Effect;

                           (vi) there has been no (x) amendment or modification
                  in any material respect to any contract or agreement material to any Acquired Company, or (y) termination of any contract or agreement material to any Acquired Company before the expiration of the term thereof other than to the extent any such material contract or agreement terminated pursuant to its terms in the Ordinary Course of Business;

                           (vii) there is no contract, commitment or agreement
                  to do any of the foregoing, except as expressly permitted hereby.

                  (e) Legal Compliance. The Acquired Companies have complied with all applicable Laws of all Governmental Authorities, except where the failure to comply would not have a Material Adverse Effect. The Sellers make no representations or warranties in this Section 4(e) with respect to Taxes or Environmental Laws, for which the sole representations and warranties of the Sellers are set forth in Sections 4(i) and 4(f), respectively.

                  (f) Tax Matters. Except as set forth in Schedule 4(f) or as would not have a Material Adverse Effect, the Sellers, their Affiliates and the Acquired Companies have filed all Tax Returns with respect to the Acquired Companies that they were required to file and such Tax Returns are accurate in all material respects. All Taxes shown as due by any Acquired Company on any such Tax Returns have been paid.

                  (g) Contracts and Commitments. (i) Schedule 4(g) contains a list of all the contracts, agreements, rights of way, licenses, permits, and other documents and instruments of the Acquired Companies (the "Acquired Company Contracts"), and each such Acquired Company Contract is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect; (ii) the Acquired Company Contracts constitute all of the contracts, agreements, rights of way, licenses, permits, and other documents and instruments necessary for the operation and business of the Acquired Companies consistent with prior operation; (iii) the Acquired Companies have performed all material obligations required to be performed by them to date under the Acquired Company Contracts, and are not in default under any material obligation of any such contract, except when such default would not have a Material Adverse Effect; and (iv) to the Sellers' Knowledge, no other party to any Acquired Company Contract is in default thereunder.

                  (h) Litigation. Schedule 4(h) sets forth each instance in which any Acquired Company or any of the Subject Assets (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to the Sellers' Knowledge, threatened claim, demand, or notice of violation or liability from any Person, except where any of the foregoing would not have a Material Adverse Effect.

                  (i) Environmental Matters. Except as set forth in Schedule
4(i):

                           (i) The Acquired Companies have been in compliance
                  with all applicable federal, state, and local Laws (including common law, ordinances, judgements, injunctions, directives, environmental permits and other governmental authorizations) relating to the environment, human health, safety, natural resources or any Hazardous Substance (as each may be amended, supplemented or supplanted from time to time), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C.
                  section 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. section 1251, et seq., and the Oil Pollution Act of 1990, 33 U.S.C. section 2701, et seq. (collectively, the "Environmental Laws" and individually an "Environmental Law"), except for such instances of noncompliance that individually or in the aggregate do not have a Material Adverse Effect.

                           (ii) The Acquired Companies have obtained all
                  permits, licenses, franchises, authorities, consents, registrations, orders, certificates, waivers, exceptions, variances and approvals, and have made all filings, paid all fees, and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating the Subject Assets and their business as they are presently conducted, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect, except for such matters that individually or in the aggregate do not have a Material Adverse Effect. To the Sellers' Knowledge, Schedule 4(i)(ii) sets forth a complete list of all permits, licenses, franchises, authorities, consents, and approvals, as necessary under applicable Environmental Laws for operating the Subject Assets and the Acquired Companies' businesses as they are presently conducted, each of which is held in the name of the appropriate Acquired Company as indicated on such schedule.

                           (iii) Except as would not have a Material Adverse
                  Effect, (x) there are no pending or threatened claims, demands, actions, administrative proceedings or lawsuits against any Acquired Company, and none of the Sellers, their Affiliates or the Acquired Companies has received notice of any of the foregoing and (y) no Acquired Company, and none of the Subject Assets, is subject to any outstanding injunction, judgment, order, decree or ruling under any Environmental Laws.

                           (iv) None of the Sellers, their Affiliates or the
                  Acquired Companies have received any written notice that any Acquired Company is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

                           (v) All Hazardous Substances or solid wastes
                  generated, transported, handled, stored, treated or disposed by, in connection with or as a result of the operation or possession of the Acquired Companies or the conduct of the Acquired Companies, have been transported only by carriers maintaining valid authorizations under applicable Environmental Laws and treated, stored, disposed of or otherwise handled only at facilities maintaining valid authorizations under applicable Environmental Laws and such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority or other Person in connection with any of the Environmental Laws.

The Sellers make no representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4(i). For purposes of this Section 4(i), each reference to the Acquired Companies shall be deemed to include the Sellers.

                  (j) Preferential Purchase Rights. Except as set forth on
Schedule 4(j), there are no preferential purchase rights, options or other rights held by any Person not a party to this Agreement to purchase or acquire any or all of the Deepwater Interest, any or all of the Equity Interest in any Acquired Company other than Deepwater, or any of the Subject Assets, that would be triggered or otherwise affected as a result of the transactions contemplated by this Agreement.

                  (k) Financial Statements.

                           (i) Schedule 4(k) sets forth (A) audited consolidated
                  financial statements for Deepwater as of, and for the twelve month period ended, December 31, 2000; (B) audited consolidated financial statements for Western Gulf as of, and for the twelve month period ended, December 31, 2000; (C) audited financial statements for HIOS as of, and for the twelve month period ended, December 31, 2000; and (D) audited financial statements for East Breaks as of, and for the twelve month period ended, December 31, 2000 (the statements referred to in clauses (A) - (D) are the "Audited Financial Statements"); and (E) an unaudited consolidated balance sheet and income statement for Deepwater as of, and for the six month period ended, June 30, 2001 (such statements are the "Interim Financial Statements", and the Interim Financial Statements together with the Audited Financial Statements are the "Financial Statements").

                           (ii) (A) The Financial Statements were prepared in
                  accordance with GAAP (except as expressly set forth therein, except (with respect to the Interim Financial Statements) for the absence of footnotes (other than to the extent footnotes are included in Schedule 4(k)), and (with respect to the Interim Financial Statements) except for normal year-end adjustments) and fairly present, in all material respects, the financial position and income, cash flows and owner's equity for the consolidated Acquired Companies as of the dates and for the periods indicated, except with respect to any UTOS Disposition Adjustment; (B) the Financial Statements do not omit to state any liability required to be stated therein in accordance with GAAP (except as expressly set forth therein, except (with respect to the Interim Financial Statements) for the absence of footnotes (other than to the extent footnotes are included in Schedule 4(k)), and except (with respect to the Interim Financial Statements) for normal year-end adjustments), and except for any negative UTOS Disposition Adjustment; (C) except for any negative UTOS Disposition Adjustment, none of the Acquired Companies has, or has had, any lease obligations or contingent liabilities which, if the Interim Financial Statements had contained footnotes, would have been required by GAAP to have been disclosed or reflected in such footnotes; and (D) except for any negative UTOS Disposition Adjustment, none of the Acquired Companies has any Obligations other than those reflected in the Financial Statements.

                  (l) Employee Matters. No Acquired Company has any employees.

                  (m) Prohibited Events. None of the matters described in
Section 5(c) have occurred since the Purchase Price Adjustment Date.

                  (n) Disclaimer of Representations and Warranties Concerning Personal Property, Equipment, and Fixtures. The Buyer acknowledges that (a) it has had and pursuant to this Agreement shall have before Closing access to the Acquired Companies and the officers and employees of the Sellers and (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants, and agreements set forth in this Agreement. Accordingly, the Buyer acknowledges that, except as expressly set forth in this Agreement, the Sellers have not made, and SELLERS MAKE NO AND DISCLAIM ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (i) THE QUALITY, CONDITION, OR OPERABILITY OF ANY PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES, (ii) THEIR MERCHANTABILITY, (iii) THEIR FITNESS FOR ANY PARTICULAR PURPOSE, (iv) THEIR CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, OR (v) AS TO WHETHER ANY SUBJECT ASSETS ARE YEAR 2000 COMPLIANT, AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

                  (a) General. Each Party shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

                  (b) Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its Best Efforts to obtain any authorizations, consents, and approvals of Governmental Authorities and third parties it is required to obtain in connection with the matters referred to in Sections 3(a)(ii), 3(a)(iii), 3(b)(ii), and 3(b)(iii), including the corresponding Schedules, so as to permit the Closing to occur not later than 5:00 p.m. (Houston time) on December 31, 2001. Without limiting the generality of the foregoing, the Parties agree to work in good faith with the FTC in order to consummate the transactions contemplated hereby as soon as reasonably practicable, but in no event later than 5:00 p.m. (Houston time) on December 31, 2001; provided, that, notwithstanding anything to the contrary contained herein, this sentence shall not obligate the Buyer to divest or hold separate any assets or enter into any agreement not contemplated by this Agreement or modify this Agreement.

                  (c) Operation of Business. The Sellers shall not, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), cause or (to the extent the Sellers have the Legal Right) permit any Acquired Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers shall not, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), and shall not cause or (to the extent the Sellers have the Legal Right) permit any Acquired Company to, do any of the following:

                           (i) issue, sell, pledge, dispose of, grant, encumber,
                  or authorize the issuance, sale, pledge, disposition, or grant of any Equity Interest of any Acquired Company, or any Commitments with respect to any Equity Interest of any Acquired Company;

                           (ii) cause or allow any part of the Deepwater
                  Interest or any asset of an Acquired Company to become subject to an Encumbrance, except for Permitted Encumbrances and other Encumbrances identified in Section 4(d);

                           (iii) amend in any material respect any contract or
                  agreement material to any Acquired Company (including any Acquired Company's Organizational Documents) or terminate any such material contract or agreement before the expiration of the term thereof other than to the extent any such material contract or agreement terminates or is terminable pursuant to its terms in the Ordinary Course of Business;

                           (iv) except as required by Law, make, change or
                  revoke any Tax election relevant to any Acquired Entity;

                           (v) (A) acquire (including, without limitation, by
                  merger, consolidation or acquisition of stock or assets) any corporation, partnership, or other business organization or any division thereof or any material amount of assets except for acquisitions of assets in the Ordinary Course of Business;
                  (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances except for intercompany borrowing in the Ordinary Course of Business; (C) sell, lease or otherwise dispose of any property or assets, other than sales of goods or services in the Ordinary Course of Business; or (D) enter into or amend a contract, agreement, commitment, or arrangement with respect to any matter set forth in this Section 5(c)(v); provided that notwithstanding any provision of this Agreement, if the Buyer expressly consents in writing (x) each Acquired Company shall be entitled to dividend and/or distribute to its Equity Interest holders, at any time, and from time to time, such cash generated by such company's business to which such Equity Interest holder would otherwise be entitled (other than cash arising from borrowings by such company or sales of assets by such company outside of the Ordinary Course of Business) and
                  (y) each Acquired Company may make or incur capital expenditures in accordance with the terms of its Organizational Documents;

                           (vi) change any Acquired Company's accounting
                  practices in any material respect with the exception of any changes in accounting methodologies that have already been agreed upon by such company's Equity Interest holders, consistent with such company's Organizational Documents; or

                           (vii) initiate or settle any litigation, complaint,
                  rate filing or administration proceeding.

                  (d) Intercompany Transactions. All outstanding receivables, payables and other intercompany transactions and arrangements between Sellers or any of their Affiliates, on the one hand, and any Acquired Company, on the other hand, shall remain in full force and effect through and after the Closing.

                  (e) Deepwater Loan Obligations. Prior to or at the Closing, the Buyer shall cause the obligations under the Deepwater Loan Documents to be paid in full.

                  (f) Full Access. The Sellers shall permit, and shall cause their Affiliates to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Acquired Companies and the Deepwater Interest.

         6. Post-Closing Covenants. The Parties agree as follows:

                  (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

                  (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving any Acquired Company, any portion of the Subject Assets or any portion of the Deepwater Interest, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

                  (c) Surety Bonds; Guarantees. The Buyer agrees to be substituted as the surety or guarantor of any surety bonds or guarantees issued by any of the Sellers or any of their Affiliates in connection with the Acquired Companies, including, but not limited to, the surety bonds and guarantees listed on Schedule 6(c). The Buyer and the Sellers shall cooperate to effect all such substitutions and the Buyer shall indemnify and hold the Sellers harmless from and against any

Adverse Consequences arising from the failure of the Buyer to be so substituted. The Buyer shall use commercially reasonable efforts to obtain a release of the Sellers from any surety or guaranty obligations with respect to the Acquired Companies.

                  (d) Delivery and Retention of Records. On or promptly after the Closing Date, the Sellers shall deliver or cause to be delivered to the Buyer, copies of Tax Records which are relevant to Post-Closing Tax Periods and all other files, books, records, information and data relating to the Acquired Companies (other than Tax Records) that are in the possession or control of the Sellers (the "Records"). The Buyer agrees to (i) hold the Records and not to destroy or dispose of any thereof for a period of ten years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Records during such period, it shall first offer in writing at least 60 days before such destruction or disposition to surrender them to the Sellers and if the Sellers do not accept such offer within 20 days after receipt of such offer, the Buyer may take such action and (ii) following the Closing Date to afford the Sellers, their accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to the Buyer's employees to the extent that such access may be requested for any legitimate purpose at no cost to the Sellers (other than for reasonable out-of-pocket expenses); provided that such access shall not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege; provided, further that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law.

         7. Conditions to Obligation to Close.

                  (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties of the Sellers
                  contained in Section 3(a) and Section 4 must be true and correct in all material respects (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date), without giving effect to any supplements to the Schedules;

                           (ii) The Sellers must have performed and complied in
                  all material respects with each of their covenants hereunder through the Closing (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value);

                           (iii) there must not be any injunction, judgment,
                  order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental

                  Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

                           (iv) The Sellers must have obtained all Governmental
                  Authority and third party consents specified in Sections 3(a)(ii), 3(a)(iii), and 4(b), including the corresponding Schedules;

                           (v) The Sellers must have delivered to the Buyer a
                  certificate to the effect that each of the conditions specified in subsections 7(a)(i)-(iv) is satisfied in all respects;

                           (vi) the FTC must have approved the transactions
                  contemplated hereunder;

                           (vii) The Closing Date shall be no earlier than
                  October 1, 2001;

                           (viii) The Board of Directors of the General Partner
                  shall have received a fairness opinion acceptable to such Board (in its sole discretion) from Fleet Securities, Inc. or any other financial advisor acceptable to such Board (in its sole discretion) with respect to the transactions contemplated herein;

                           (ix) The transactions contemplated herein shall have
                  been approved by at least a majority of the Board of Directors of the General Partner and at least a majority of the independent members of the Board of Directors of the General Partner; and

                           (x) The obligations under the Deepwater Loan
                  Documents shall have been paid in full.

         The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

                  (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties of the Buyer
                  contained in Section 3(b) must be true and correct in all material respects (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date), without giving effect to any supplements to the Schedules;

                           (ii) the Buyer must have performed and complied in
                  all material respects with each of its covenants hereunder through the Closing (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value);

                           (iii) there must not be any injunction, judgment,
                  order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

                           (iv) the Buyer must have delivered to the Sellers a
                  certificate to the effect that each of the conditions specified in subsections 7(b)(i)-(ii) is satisfied in all respects;

                           (v) the FTC must have approved the transactions
                  contemplated hereunder; and

                           (vi) The obligations under the Deepwater Loan
                  Documents shall have been paid in full.

         The Sellers may waive any condition specified in this Section 7(b) if it executes a writing so stating at or before the Closing.

         8. Remedies for Breaches of this Agreement.

                  (a) Survival of Representations and Warranties. (i) All of the representations and warranties of the Sellers contained in Section 3(a) and
Section 4 (other than Sections 4(c)(i), 4(c)(iii) and 4(f)) shall survive the Closing hereunder for a period of 3 years after the Closing Date; (ii) the representations and warranties of the Sellers contained in Sections 4(c)(i) and 4(c)(iii) shall survive the Closing forever; and (iii) the representations and warranties of the Sellers contained in Section 4(f) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim. The representations and warranties of the Buyer contained in Section 3(b) shall survive the Closing for a period of 3 years after the Closing Date. The covenants and obligations contained in Sections 2 and 6 and all other covenants and obligations contained in this Agreement shall survive the Closing forever.

                  (b) Indemnification Provisions for Benefit of the Buyer.

                           (i) In the event: (x) the Sellers breach any of their
                  representations or warranties (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value) contained herein (other than a representation or warranty contained in Section 4(c)(iii));
                  (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 11(g) within such survival period, then the

                  Sellers agree to indemnify the Buyer Indemnitees from and against any Adverse Consequences to the extent they are caused proximately by the breach and suffered by such the Buyer Indemnitees; provided, that the Sellers shall not have any obligation to indemnify the Buyer Indemnitees from and against any such Adverse Consequences (A) until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all such breaches in excess of an aggregate deductible amount equal to 1% of the Purchase Price (after which point the Sellers shall be obligated only to indemnify the Buyer Indemnitees from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all such breaches exceeds an aggregate ceiling amount equal to 50% of the Purchase Price (after which point the Seller shall have no obligation to indemnify the Buyer Indemnitees from and against further such Adverse Consequences).

                           (ii) In the event: (x) the Sellers breach any of
                  their covenants or obligations in Sections 2 or 6 or any other covenants or obligations in this Agreement or any representation or warranty contained in Section 4(c)(iii) (in each case above without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer makes a written claim for indemnification against the Sellers pursuant to
                  Section 11(g) within such survival period, then the Sellers agree to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences caused proximately by such breach and suffered by the Buyer Indemnitees.

                           (iii) The Sellers shall indemnify and hold harmless
                  the Buyer Indemnitees against any and all Adverse Consequences resulting by reason of (a) joint and several liability with the Sellers arising by reason of having been required to be aggregated with the Sellers under Section 414(o) of the Code, or having been under "common control" with the Sellers, within the meaning of Section 4001(a)(14) of ERISA.

                           (iv) In the event: (x) there is an applicable
                  survival period pursuant to Section 8(a) and (y) the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 11(g) within such survival period, then the Sellers agree to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences caused proximately by, and suffered by the Buyer Indemnitees with respect to, any environmental condition, claim or loss with respect to the Acquired Companies arising as a result of events occurring on or prior to the Closing Date, including without limitation, the matters disclosed in Schedule 4(i).

                           (v) To the extent any Buyer Indemnitee becomes liable
                  to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages proximately caused by a breach by any Seller of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Buyer Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

                           (vi) Except for the rights of indemnification
                  provided in this Section 8, the Buyer hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Sellers arising from any breach by the Sellers of any of their representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

                  (c) Indemnification Provisions for Benefit of the Sellers.

                           (i) In the event: (x) the Buyer breaches any of its
                  representations, warranties or covenants contained herein (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value);
                  (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Sellers make a written claim for indemnification against the Buyer pursuant to Section 11(g) within such survival period, then the Buyer agrees to indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences arising after the Closing Date caused proximately by the breach and suffered by such Seller Indemnitees.

                           (ii) Except for those liabilities for which the
                  Sellers have agreed to indemnify the Buyer Indemnitees pursuant to Section 8(b), the Buyer agrees to indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences relating to the ownership and operation of Deepwater arising after the Closing Date.

                           (iii) To the extent any Seller Indemnitee becomes
                  liable to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages proximately caused by a breach by the Buyer of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Seller Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

                           (iv) Except for the rights of indemnification
                  provided in this Section 8, the Sellers hereby waive any claim or cause of action pursuant to common or statutory law or otherwise against the Buyer arising from any breach by the Buyer of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

                  (d) Matters Involving Third Parties.

                           (i) If any third party shall notify any Party (the
                  "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

                           (ii) The Indemnifying Party shall have the right to
                  assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                           (iii) Unless and until the Indemnifying Party assumes
                  the defense of the Third Party Claim as provided in subsection 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                           (iv) In no event shall the Indemnified Party consent
                  to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

                  (e) Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e. reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), but not any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a Prime Rate plus 2% interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8(e). An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

                  (f) Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Section 9 hereof, shall be treated as purchase price adjustments for Tax purposes.

                  (g) Joint and Several Liability. With respect to any and all indemnification payments for which the Sellers are liable under this Agreement, the liability of the Sellers shall be joint and several. The indemnification obligations of the Sellers are absolute, present and continuing obligations and are in no way conditional or contingent upon any other action, occurrence or circumstance whatsoever. It shall not be necessary for the Buyer, in order to enforce such indemnification obligations of any Seller, first to institute suit or exhaust its remedies against any other Seller or any other Person with respect to the indemnity obligations.

         9. Tax Matters.

                  (a) Post-Closing Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Acquired Companies. The Buyer shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

                  (b) Pre-Closing Tax Returns. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Acquired Companies. The Sellers shall pay or cause to be paid any Taxes due with respect to such Tax Returns.

                  (c) Straddle Periods. The Buyer shall be responsible for Taxes of the Acquired Companies related to the portion of any Straddle Period occurring after the Closing Date. The Sellers shall be responsible for Taxes of the Acquired Companies relating to the portion of any Straddle Period occurring before and the Closing Date. With respect to any Straddle Period, to the extent permitted by applicable Law, the Sellers or the Buyer shall elect to treat the Closing Date as the last day of the Tax period. If applicable Law shall not permit the Closing Date to be the last day of a period, then (i) real or personal property Taxes of the Acquired Companies shall be allocated based on the number of days in the partial period before and after the Closing Date, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss attributable to the Acquired Companies for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Acquired Companies for each partial period as determined from their books and records.

                  (d) Straddle Returns. The Buyer shall prepare any Straddle Returns. The Buyer shall deliver, at least 45 days prior to the due date for filing such Straddle Return (including any extension) to the Sellers a statement setting forth the amount of Tax that the Sellers owe, including the allocation of taxable income and Taxes under Section 9(c), and copies of such Straddle Return. The Sellers shall have the right to review such Straddle Returns and the allocation of taxable income and liability for Taxes and to suggest to the Buyer any reasonable changes to such Straddle Returns no later than 15 days prior to the date for the filing of such Straddle Returns. The Sellers and the Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and liability for Taxes and mutually to consent to the filing as promptly as possible of such Straddle Returns. Not later than 5 days before the due date for the payment of Taxes with respect to such Straddle Returns, the Sellers shall pay or cause to be paid to the Buyer an amount equal to the Taxes as agreed to by the Buyer and the Sellers as being owed by the Sellers. If the Buyer and the Sellers cannot agree on the amount of Taxes owed by the Sellers with respect to a Straddle Return, the Sellers shall pay or cause to be paid to the Buyer the amount of Taxes reasonably determined by the Sellers to be owed by the Sellers. Within 10 days after such payment, the Sellers and the Buyer shall refer the matter to an independent "Big-Five" accounting firm agreed to by the Buyer and the Sellers to arbitrate the dispute. The Sellers and the Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amount owing by the Sellers with respect to a Straddle Return shall be binding on the Sellers and the Buyer. Within five days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed. The Sellers shall be entitled to reduce their obligation to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Closing Date.

                  (e) Claims for Refund. The Buyer shall not, and shall cause the Acquired Companies and any of their Affiliates not to, file any claim for refund of taxes with respect to the Acquired Companies for whole or partial taxable periods on or before the Closing Date.

                  (f) Indemnification. The Buyer agrees to indemnify the Sellers against all Taxes of or with respect to the Acquired Companies for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Closing Date. The Sellers agree to indemnify the Buyer against all Taxes of or with respect to the Acquired Companies for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Closing Date.

                  (g) Cooperation on Tax Matters.

                           (i) The Buyer and the Sellers shall cooperate fully,
                  as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                           (ii) The Buyer and the Sellers further agree, upon
                  request, to use their Best Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           (iii) The Buyer and the Sellers agree, upon request,
                  to provide the other Parties with all information that such other Parties may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                  (h) Certain Taxes. The Sellers shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, the Buyer shall pay to the Sellers, on or before the date such payments are due from the Sellers, any transfer, documentary, sales, use, stamp, registration and other Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby.

                  (i) Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

                  (j) Audits. The Sellers and the Buyer shall provide prompt written notice to the other Parties of any pending or threatened tax audit, assessment or proceeding that it becomes aware of related to the Acquired Companies for whole or partial periods for which it is indemnified by any other Party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an indemnified party has knowledge of an asserted tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted tax liability, then (I) if the indemnifying party is precluded by the failure to give prompt notice from contesting the asserted tax liability in any forum, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted tax liability, and (II) if the indemnifying party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Section 9(j) shall be reduced by the amount of such detriment, provided, the indemnified party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the indemnifying party was not prejudiced by such failure. This Section 9(j) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

                  (k) Control of Proceedings. The party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). The Sellers and the Buyer shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods. Reasonable out-of-pocket expenses with respect to such contests shall be borne by the Sellers and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

                  (l) Powers of Attorney. The Buyer, the Acquired Companies, and their respective Affiliates shall provide the Sellers and their Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 9(k) hereof (including any refund claims which turn into audits or disputes).

                  (m) Remittance of Refunds. If the Buyer or any Affiliate of the Buyer receives a refund of any Taxes that the Sellers are responsible for hereunder, or if the Sellers or any Affiliate of the Sellers receive a refund of any Taxes that the Buyer is responsible for hereunder, the party receiving such refund shall, within 30 days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 9(m), the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

                  (n) Purchase Price Allocation. The Sellers and the Buyer agree that the actual Purchase Price allocable to the Subject Assets shall be allocated to the Subject Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed between the Buyer and the Sellers within ninety (90) days after the Closing Date. The Buyer, the Sellers and their applicable Affiliates shall file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.

                  (o) Closing Tax Certificate. At the Closing, the Sellers shall deliver to the Buyer a certificate signed under penalties of perjury (i) stating that none of them are a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing their U.S. Employer Identification Numbers, and (iii) providing their addresses, all pursuant to Section 1445 of the Code.

                  (p) Like Kind Exchanges. The Buyer shall cooperate fully, as and to the extent reasonably requested by the Sellers, in connection with enabling the transactions contemplated herein to qualify in whole or in part as a "like kind" exchange pursuant to Section 1031 of the Code. The Sellers agree to indemnify the Buyer against any and all costs and expenses the Buyer shall incur with respect to cooperating with the Sellers in enabling the transactions contemplated herein to qualify in whole or in part as a "like-kind exchange" pursuant to Section 1031 of the Code.

         The Sellers may assign their rights under this Agreement to a qualified intermediary to facilitate a like-kind exchange. The agreement between the Sellers and qualified intermediary ("Exchange Agreement") shall be as agreed between such parties.

         10. Termination.

                  (a) Termination of Agreement. The Parties may terminate this Agreement, as provided below:

                           (i) the Buyer and the Sellers may terminate this
                  Agreement by mutual written consent at any time before the Closing;

                           (ii) the Buyer may terminate this Agreement by giving
                  written notice to the Sellers at any time before Closing (A) in the event the Sellers have breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Buyer's obligation to consummate the transactions contemplated hereby;
                  (B) if the Closing shall not have occurred on or before December 31, 2001 (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); or (C) if the transactions contemplated hereby do not receive all required approvals of the FTC;

                           (iii) the Sellers may terminate this Agreement by
                  giving written notice to the Buyer at any time before the Closing (A) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Sellers have notified the Buyer of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Sellers' obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before December 31, 2001 (unless the failure results primarily from the Sellers themselves breaching any representation, warranty or covenant contained in this Agreement); or (C) if the transactions contemplated hereby do not receive all required approvals of the FTC; and

                           (iv) the Buyer or the Sellers may terminate this
                  Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

                  (b) Effect of Termination. Except for the obligations under
Section 8, Section 10 and Section 11, if any Party terminates this Agreement pursuant to Section 10(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

         11. Miscellaneous.

                  (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement before the Closing without notifying the other Party thereof, either in writing or by email or telephone call to the appropriate representative within the other Party. If the transactions contemplated hereunder are not consummated, each Party shall return all confidential information concerning the Deepwater Interest, the Acquired Companies, the Subject Assets and the other Party as such other Party may reasonably request. Further, if the transactions are consummated, the Sellers agree to keep confidential and not disclose any confidential information related to the Deepwater Interest, the Acquired Companies and the Subject Assets.

                  (b) Insurance. The Buyer acknowledges and agrees that, following the Closing, any Subject Insurance Policies shall be terminated or modified to exclude coverage of all or any portion of the Acquired Companies by the Sellers or any of its Affiliates, and, as a result, the Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any third party to be maintained by the Acquired Companies. The Buyer further acknowledges and agrees that the Buyer may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the businesses of the Acquired Companies. If any claims are made or losses occur prior to the Closing Date that relate solely to the business activities of the Acquired Companies and such claims, or the claims associated with such losses, properly may be made against the policies retained by the Sellers or their Affiliates after the Closing, then the Sellers shall use their Best Efforts so that the Buyer can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; provided, however, nothing in this Agreement shall require the Sellers to maintain or to refrain from asserting claims against or exhausting any retained policies.

                  (c) No Third Party Beneficiaries. Except for the indemnification provisions, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Parties may assign either this Agreement or any of their respective rights, interests or obligations hereunder to an Affiliate without the prior approval of the other Party; provided, however, that no such assignment shall relieve any Party from any of its respective obligations or liabilities under this Agreement.

                  (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

                  (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given 2 business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Sellers:           Texas Offshore Pipeline System, Inc.,
                                  Attn: President
                                  El Paso Building
                                  1001 Louisiana
                                  Houston, Texas 77002

         If to the Buyer:         El Paso Energy Partners, L.P.
                                  Attn: President
                                  4 Greenway Plaza
                                  Houston, Texas 77046
                                  (713) 420-2131

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

                  (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (k) Transaction Expenses. Each of the Buyer and the Sellers shall bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms "herein," "hereby," "hereunder," "hereof," "hereinafter," and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.

                  (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (n) Entire Agreement. THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.

                  (o) Nature of Obligations. Notwithstanding anything to the contrary in this Agreement, the covenants and obligations of, and the representations and warranties made by or attributable to, any Seller pursuant to this Agreement shall be deemed to be made by and attributable to each Seller and all of the Sellers, jointly and severally, and the Buyer shall have the right to pursue remedies against any one or more Sellers without any obligation to give notice to or pursue all Sellers or to give notice to or pursue any individual Seller before pursuing any other Seller.

                  (p) Member Consent. Notwithstanding anything to the contrary contained herein or in the Organizational Documents of Deepwater, each Party, in its capacities as a member in Deepwater and a member of the management committee of Deepwater, (i) hereby consents to the disposition by the Sellers of their Equity Interests in Deepwater contemplated by this Agreement and (ii) agrees that this Agreement is acceptable in form and substance to cause the disposition of such Equity Interests.


                                      *****

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                               EL PASO ENERGY PARTNERS DEEPWATER, L.L.C.


                               By:      /s/ D. MARK LELAND
                                        ----------------------------------------
                               Name:        D. Mark Leland
                                        ----------------------------------------
                               Title:       Senior Vice President
                                        ----------------------------------------



                               AMERICAN NATURAL OFFSHORE COMPANY


                               By:          /s/ E.R. WEST
                                        ----------------------------------------
                               Name:            E.R. West
                                        ----------------------------------------
                               Title:           Vice President
                                        ----------------------------------------



                               TEXAS OFFSHORE PIPELINE SYSTEM, INC.


                               By:          /s/ E.R. WEST
                                        ----------------------------------------
                               Name:            E.R. West
                                        ----------------------------------------
                               Title:           Vice President
                                        ----------------------------------------



                               UNITEX OFFSHORE TRANSMISSION COMPANY


                               By:           /s/ E.R. WEST
                                        ----------------------------------------
                               Name:             E.R. West
                                        ----------------------------------------
                               Title:            Vice President
                                        ----------------------------------------



                               ANR WESTERN GULF HOLDINGS, L.L.C.


                               By:           /s/ E.R. WEST
                                        ----------------------------------------
                               Name:             E.R. West
                                        ----------------------------------------
                               Title:            Vice President
                                        ----------------------------------------


PURCHASE AND SALE AGREEMENT SIGNATURE PAGE